UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant ☐

Filed by a party other than the registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under §240.14a-12

Walter Energy, Inc.
(Name of Registrant as Specified in Its Charter)

Audley European Opportunities Fund Ltd.

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐     Fee paid previously with preliminary materials.

☐     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On March 27, 2013, Audley Capital Advisors LLP sent the following letter to stockholders of Walter Energy, Inc.:

CHANGE IS LONG OVERDUE AT WALTER ENERGY

Dear Fellow Walter Energy Stockholder,

On March 25, 2013, Walter Energy issued a letter to its stockholders raising purported concerns about the slate of director nominees put forward by Audley Capital Advisors LLP (including certain related funds and investment vehicles, “Audley Capital”) for election to Walter Energy’s Board of Directors at its Annual Meeting of Stockholders on April 25, 2013. Needless to say, we were very disappointed by the current Board’s attempt to mislead Walter Energy stockholders. The present directors have presided over a loss of more than $6 billion in stockholder value since 2011 and, in our view, have shown no accountability or contrition. Perhaps they simply fail to grasp the financial and operational initiatives that we think are needed to create lasting value at the Company. We wonder whether they may be reduced to making misleading personal accusations against our nominees because they cannot persuasively defend their own record, or will not advance a program of change.

What is abundantly clear to us is the Company’s significant and ongoing underperformance. We firmly believe that a reconstituted Board – including Audley Capital’s director nominees – would be best placed to execute on value-enhancing initiatives at the Company.

We are urging stockholders of Walter Energy to vote the GOLD proxy card to elect our highly-qualified director nominees at the upcoming Annual Meeting on April 25, 2013. Our goal is to give stockholders the opportunity to elect directors that can help a newly constituted Board implement initiatives that should create lasting value at the Company.

Walter Energy’s Recent Letter Attempts to Distract Stockholders From the Truth:
The Blatant Underperformance of the Company

We believe that Walter Energy’s recent letter is a poor attempt to distract attention from the obvious: the Company’s consistent underperformance at the expense of all stockholders. As fellow Walter Energy stockholders, we are frustrated with the current performance and direction of the Company. Regardless of Walter Energy’s attempts to distract stockholders from the Company’s weak underlying performance, we will continue to call attention to certain unarguable facts:

•	Walter Energy’s share price has fallen approximately 79% since its peak in April 2011 vs. only a 38% fall in the MSCI World Metals and Mining Index in the same period;

•	Walter Energy’s Price/NPV ratio has fallen from a peak of over 1.6x during the first quarter of 2011 to the current 0.6x, vs. the 3-year average of 0.97x;

•	Walter Energy’s net debt/stockholders’ equity ratio is 228% while its peers’ net debt/stockholders’ equity ratios range from 47% to 144%;

•	SG&A costs are significantly higher than Walter Energy’s U.S. peer group – in fact, Walter Energy’s SG&A expense is from 4x to 9x the SG&A cost per ton of coal sold of those peer companies;

•	The Company has missed consensus earnings expectations for seven out of the last nine quarters; and

•	In our view, the Company’s recently announced issuance of $450 million of new high yield debt with a coupon of 8.500% per annum reflects another case of questionable financial judgment by the current Board, locking in expensive long-term debt and allowing the balance sheet to deteriorate further.

We Question Where the “Important Progress” Suddenly Claimed by the Company has Been Made?

The facts do not lie. The Company is consistently underperforming and disappointing stockholders. Billions of dollars in stockholder value have been lost. We believe that change is urgently needed to reverse the ongoing financial and operational missteps by the current Board.

Audley Capital’s Five Highly-Qualified Nominees Can Restore Confidence in the Company

Our director nominees have the necessary mining and public company qualifications and experience to steer Walter Energy on the path towards long-term growth and restore confidence in the direction of the Company. Our director nominees include individuals with extensive experience in the metallurgical coal industry on an international basis and possess the skills required to manage multi-jurisdictional coal operations and their financing. What’s more, our nominees, as a group, have created billions of dollars of realized value for investors and/or stockholders. And, although their past accomplishments in other situations are no guaranty, they will work hard to do the same for the long-suffering stockholders of Walter Energy. The Company’s criticisms of our nominees are entirely without merit:

•	Julian Treger is a Managing Partner of Audley Capital Advisors, whose related funds and investment funds are long-term financial investors in publicly listed companies, with several investments being held for more than 5 years and very few sold within 12 months of the initial investment. Despite Walter Energy’s assertions, Mr. Treger played a very important role with respect to Western Coal, a company in which Audley funds were invested for several years.

As Western Coal faced insolvency, Mr. Treger was instrumental in helping to identify and appoint a new Chief Executive Officer and independent non-executive directors, and implement a new growth plan – all of which led to Western Coal’s ultimate sale to Walter Energy in 2010. Needless to say, we believe that the sale of Western Coal was in the best interest of all stockholders as it created more than $2.5 billion of stockholder value over the course of the investment period. The alternative scenario was allowing poor corporate governance and a lack of skill and experience to deteriorate the value of that company – a scenario not so different than what we believe is currently transpiring at Walter Energy.

Mr. Treger also has a longstanding knowledge of Walter Energy and Audley Capital has been an investor in the Company for multiple years. He has engaged with Walter Energy on numerous occasions putting forth what were believed to be value-enhancing ideas, only to be stonewalled on his attempts. Having lost faith in the direction of the Company, Audley Capital sold its stock in varying increments, including a block of its stock in July 2011, when highly-regarded CEO Keith Calder left the Company citing “differences of opinion concerning management philosophy” after having only held the position for 3 months, and the Company decided not to pursue a sale of the business at a time when the share price was well-above $100. In retrospect, the sale of Walter Energy’s stock at that time was the right decision for Audley Capital investors.

•	Robert Stan brings over 30 years of experience in the western Canadian coal business. He also has direct knowledge of the geographic area of Walter Energy’s Canadian mining activities. Mr. Stan has held senior management positions with several Canadian mining companies, including Fording Coal Limited, Westar Mining Ltd, Teck Corporation and Smoky River Coal Limited (SRCL).

Similarly, he was appointed a director of Grande Cache Coal Corporation in July 2000, President in February 2001 and Chief Executive Officer in September 2002. During his tenure, he implemented a value-enhancing strategy and oversaw a number of strategic initiatives that ultimately led to the sale of the company for C$1 billion in 2012 to Winsway Coking Coal and Japanese trading house Marubeni Corporation.

Mr. Stan served two terms as Chairman of the Coal Association of Canada until June 2012, and was recently reappointed for a further 3 year term as the Canadian representative on the IEA Clean Coal Center’s Coal Industry Advisory Board. Walter Energy’s recent letter tries to undercut Mr. Stan’s robust credentials by dredging up a pending allegation of insider trading. Both Audley Capital and Mr. Stan believe that the allegation is completely without merit and will ultimately be withdrawn.

•	Lawrence M. Clark, Jr. serves as President and Chief Executive Officer of JW Resources, Inc., a private operator of thermal coal assets in Central Appalachia (a position in the coal industry which Walter Energy conveniently omits in its criticism), and as Managing Member of BalanTrove Management, LLC, a corporate advisory business catering to small and middle market resource and energy companies. Mr. Clark brings strong industry and financial expertise that we believe will be very beneficial to Walter Energy’s Board, including having actively participated in numerous financial restructurings. At Harbinger Capital Partners, he played an instrumental role in overseeing dozens of investments that generated hundreds of millions of dollars of profit for investors.

•	Mark Lochtenberg currently serves as Executive Chairman and was one of the founding Executive Directors of Cockatoo Coal Limited, an Australian metallurgical coal producer that operates in different geographic regions than Walter Energy. He previously served as co-head of Glencore International AG’s worldwide coal division, and spent 13 years at Glencore’s commodity trading concern, overseeing a range of trading activities including the purchase and aggregation of the coal project portfolio that would later become Xstrata Coal. We believe that Mr. Lochtenberg would bring an immensely valuable in-depth understanding of the sectors in which Walter Energy operates. Despite his strong credentials, the Company’s recent letter questions an obscure legal proceeding between Cockatoo and a minority stockholder in that company, Baralaba Coal Pty Ltd. In fact, the two parties settled their legal proceedings in October 2010 when the Supreme Court of New South Wales dismissed the proceedings. Walter Energy blatantly ignores Mr. Lochtenberg’s strong credentials to instead highlight opaque particulars in what we believe is an attempt to confuse stockholders.

•	Eddie Scholtz brings over 40 years of experience in the mining industry, primarily in South America and Africa. He previously served in various managerial capacities at BHP Billiton, including overseeing one of the largest coal businesses in the world. Throughout his tenure at BHPBilliton SA, he helped increased profitability, reduce costs and bolster the Company’s safety record. During his time as President and Chief Operating Officer, he oversaw operations producing 80 million tons per annum.

Mr. Scholtz was also one of two COO’s at CIC Energy Corp., a junior miner listed on the TSX with assets in Botswana. He was charged with exploration and mine planning and oversaw the recording of a 2.7 billion ton resource of which 90% was in the measured category in terms of the TSX rules. In addition, if Walter Energy had reviewed and described the record properly, Mr. Scholtz had merely assisted Talon Metals for a period of eight months, while still in the employ of CIC Energy, with the consent of all board members of CIC.

We believe that the Company again attempts to mislead stockholders regarding Mr. Scholtz’s strong reputation by calling attention to obscure and incorrect items regarding his accomplished track record.

Walter Energy Is Grasping For Arguments When They Should Be Focused On Change

We were baffled that the Company would choose to disparage what we believe are value-enhancing initiatives and talented, professional and independent director nominees who could help bring substantial long-term value to the Company. The present Board and management’s attempt to belittle efforts to drive stockholder value at the Company seems to us to be a poor excuse to cover the Company’s weak performance.

We believe that Walter Energy simply has an indefensible track record. The time for change is now. We are presenting all stockholders with an alternative – to support new director nominees who have a proven track record of operational and financial success.

Vote “FOR” Audley Capital’s Director Nominees to Help Unlock Long-Term Value

We believe that these new directors and implementation of our previously detailed initiatives should contribute to enhanced investor confidence and prospects for the Company. We have outlined a comprehensive plan that should create long-term value for ALL stockholders.

We ask stockholders to please sign, date and mail the GOLD proxy card today to elect Audley Capital’s director nominees who will work to execute a clear strategic plan to drive long-term growth and value creation.

We appreciate all the positive feedback we have received from our fellow stockholders and thank you for your support.

If you have any questions or need assistance voting your shares, please call our proxy solicitor Okapi Partners LLC at (877) 208-8903.

Sincerely,

Julian Treger
Managing Partner
Audley Capital Advisors LLP

Additional Information

Further information regarding the director nominees and other persons who may be deemed participants, and other matters, are set forth in a definitive proxy statement filed with the Securities and Exchange Commission (“SEC”). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ADVISED TO READ THAT PROXY STATEMENT, BECAUSE IT INCLUDES IMPORTANT INFORMATION. THE PROXY STATEMENT IS EXPECTED TO BE SENT TO SHAREHOLDERS BY OR ON BEHALF OF PARTICIPANTS, AND IS ALSO AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT http://www.sec.gov.

Contacts

Investors:

Audley Capital Advisors LLP
Julian Treger, Managing Partner
+44 20 7529 6900

Okapi Partners LLC
Bruce Goldfarb/Charles Garske/Patrick McHugh
212-297-0720

Media:

Sard Verbinnen & Co

Dan Gagnier/Brian Shiver

212-687-8080